China Expert Technology Reports Financial Results
For Fourth Quarter and Fiscal Year 2005
Net Income for Year End Increased 35%

- Including Restated Financial Results for Fiscal Year 2004 -

HONG KONG - Xinhua-PRNewswire-FirstCall

HONG KONG, March 31, 2006 /Xinhua-PRNewswire-FirstCall/ -- China Expert Technology, Inc. (OTC Bulletin Board: CXTI), a company that specializes in providing large scale network infrastructure construction mainly for e-government projects for communities and municipal governments in China today announced its financial results for fiscal year ended December 31, 2005. The financial results for 2005 were driven by the substantial completion of e-government projects in Jinjiang City and Dehua City of Fujian province in China.

For fiscal year 2005, the Company reported revenue of $35.6 million and net income of $6.5 million after deducting $4.2 million due to a change in fair value of derivatives, compared to the revenue of $26.8 million and restated net income of $4.8 million for fiscal year 2004. The revenue increased by 33% while net income was up by 35%. Net income per share for fiscal year 2005 was $0.26, an increase by 30% as compared to the restated net income per share of $0.20 for fiscal year 2004.

Revenue for the fourth quarter was $9.5 million and with a gross profit of $4.9 million, compared to revenue of $9 million and gross profit of $4.1 million for the third quarter. The progress of the e-government projects was in line with the previous quarter.

The Company has made certain restatement to its consolidated financial statements for fiscal year 2004 in order to properly reflect the compensation for consulting services for the reverse takeover in February 2004 as operating costs, and to reclassify certain assets and liabilities. The effect of the adjustments was to reduce the net income for 2004 by $2.94 million and increase the additional paid-in capital by the same amount; the net income per share was reduced from $0.33 to $0.20 per share. These restatements had no impact on the cash flows. For the details of the restatement, please refer to the annual report on Form 10KSB filed today with the United States Securities and Exchange Commission.

About the e-government project:

The e-government project is aimed to establish a national electronic government system, in which the existing and expecting government networks and applied systems can be combined to form united technology standard and regulation and consequently a united national government service platform. The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service on Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society beyond time and space limit.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC BB in the USA (Trading Symbol: CXTI), with its subsidiaries (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from various universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Phoebe Lam
China Expert Technology, Inc.
Tel: 852-2802-1555
Fax: 852-2583-9222
phoebe@chinaexpertnet.com